Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Third Quarter Fiscal 2011 Operating Results

Highlights for the quarter include:

•	Revenues of $6.8 million comparable to previous quarter and the third quarter of 2010;
•	Domestic sales increased approximately 5% over prior year’s third quarter;
•	Company received first GPO (group purchasing organization) orders during quarter from Premier Purchasing Partners contract;
•	Company awarded 3-year GPO contract from Novation effective October 2011;
•	Strong balance sheet with $9.0 million in cash and investments and no long-term debt; and
•	During the quarter the Company bought back 34,166 Angeion shares in the open market at average price of $4.28 per share. The Company will continue the buyback up to $3.0 million authorized amount.

SAINT PAUL, MN (September 1, 2011) — Angeion Corporation (NASDAQ: ANGN) today reported financial results for its fiscal third quarter ended July 31, 2011.

Angeion reported revenues of $6.8 million compared to $7.1 million in the third quarter of fiscal 2010. Angeion incurred a net loss of $81,000, or $(0.02) per diluted share versus net income of $126,000, or $0.03 per diluted share in the comparable quarter last year. Financial results for Q3 2011 were impacted by severance charges and associated legal and consulting fees attributable to the departure of the previous chief executive officer.

Gross margin for the quarter remained solid at 57.6%, comparable to the 57.8% gross margin in the third quarter of fiscal year 2010. General and administrative expenses in Q3 2011 decreased 20% versus the prior year comparable quarter due to lower severance expenses in the just completed quarter versus the prior year third quarter. Management will continue to examine overhead expenses going forward to move the company on a path toward profitability. Sales and marketing expenses were essentially the same compared to the third quarter of fiscal 2010 and research and development costs increased 32% as management dedicated additional resources to advance software and hardware development initiatives to enhance current product offerings and develop future new products.

“Bringing stability to Angeion as an operating company is well underway,” said Gregg O. Lehman, Ph.D., President and Chief Executive Officer of Angeion Corporation. “Change is needed to become a consistently profitable company and we are examining every aspect of the Company to determine where improvements need to be made. Angeion has been impacted in recent years by changes in its management resulting in multiple severance and related charges. We are now realizing stability and have a dedicated and talented management team in place. We are in the initial stages of instituting our business plan that will result in disciplined and efficient operations, with a focus on innovation, automation, expense reduction and ultimately capturing a larger market share through a renewed strategic marketing focus,” continued Lehman.

During the quarter the Company bought back a total of approximately 34,000 shares of Angeion common stock in the open market for $148,000. The Company intends to continue to repurchase its shares under the stock repurchase program, which has a remaining authorization of $2.85 million.

As of July 31, 2011 the Company reported cash, equivalents and short term investments totaling $9.0 million and no long-term debt. For the nine-month period, 22% of the Company’s equipment sales were placed in the facilities of new customers as the sales and marketing team focuses its efforts to gain market share.

Dr. Lehman continued, “Angeion Corporation has the necessary attributes to be a successful and consistently profitable company. We have a strong product line, market leading customer service and technical support, loyal customers and dedicated employees. Our number one mission will be the implementation and the on-going execution of highly disciplined business processes, with a strong focus on cost/benefit analysis, to guide the future direction of our product development and technical service support and to analyze opportunities for new markets and product lines going forward. We will be long-term participants in all the markets where we compete and we expect to be among the leaders in those markets. There are great opportunities ahead and we expect to capitalize on those opportunities to grow Angeion and to deliver enhanced shareholder value in the coming years.”

Conference Call

The Company has scheduled a conference call for September 1, 2011 at 4:30 pm ET to discuss its financial results for the third quarter of fiscal year 2011.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available on Company's website at www.angeion.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10003350, through September 7, 2011. A webcast replay of the conference call will be accessible through the Company’s website at www.angeion.com for 30 days.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (12) our dependence on third-party vendors and (13) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact:	Robert M. Wolf Angeion Corporation Chief Financial Officer (651) 766-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 angn@lythampartners.com

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2011 and October 31, 2010
(In thousands except share and per share data)

	July 31, 2011	October 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,084	$6,943
Short-term investments	964	2,721
Accounts receivable, net of allowance for doubtful accounts of $46 and $100, respectively	4,701	5,221
Inventories, net of obsolescence reserve of $572 and $599, respectively	4,131	3,697
Prepaid expenses and other current assets	246	270
Total Current Assets	18,126	18,852

Noncurrent investments	—	722
Property and equipment, net of accumulated depreciation of $3,706 and $3,649, respectively	492	528
Intangible assets, net	1,204	1,279
Total Assets	$19,822	$21,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,819	$1,951
Employee compensation	1,187	2,115
Deferred income	1,770	1,522
Warranty reserve	115	175
Other current liabilities and accrued expenses	300	408
Total Current Liabilities	5,191	6,171

Long-term Liabilities:
Long-term deferred income and other	761	873
Total Liabilities	5,952	7,044
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,897,243 and 3,862,113 shares issued and 3,768,417 and 3,747,454 shares outstanding at 2011 and 2010, respectively	377	375
Additional paid-in capital	20,563	20,486
Accumulated deficit	(7,074)	(6,531)
Accumulated other comprehensive income	4	7
Total Shareholders’ Equity	13,870	14,337
Total Liabilities and Shareholders’ Equity	$19,822	$21,381

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010
Revenues
Equipment and supply sales	$5,761	$6,207	$17,718	$17,958
Service revenues	1,086	913	2,982	2,631
	6,847	7,120	20,700	20,589
Cost of revenues
Cost of equipment and supplies	2,516	2,619	7,747	8,331
Cost of service revenue	384	385	1,132	1,212
	2,900	3,004	8,879	9,543

Gross margin	3,947	4,116	11,821	11,046

Operating expenses:
Selling and marketing	1,995	1,967	6,121	5,810
General and administrative	914	1,142	3,219	3,295
Research and development	1,012	768	2,675	2,867
Amortization of intangibles	105	105	315	315
	4,026	3,982	12,330	12,287

Operating (loss) income	(79)	134	(509)	(1,241)
Other expense	(2)	—	(24)	—
Interest income, net	10	—	20	6

(Loss) income before income taxes	(71)	134	(513)	(1,235)
Provision for income taxes	10	8	30	24

Net (loss) income	$(81)	$126	$(543)	$(1,259)

(Loss) income per share:
Basic	$(0.02)	$0.03	$(0.14)	$(0.30)
Diluted	$(0.02)	$0.03	$(0.14)	$(0.30)

Weighted average common shares outstanding:
Basic	3,792	4,131	3,772	4,145
Diluted	3,792	4,241	3,772	4,145

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended July 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(543)	$(1,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	514	584
Stock-based compensation	198	576
(Decrease) increase in allowance for doubtful accounts	(54)	(13)
(Decrease) increase in inventory obsolescence reserve	(27)	20
Loss on disposal of equipment	24	—
Change in operating assets and liabilities:
Accounts receivable	574	(319)
Inventories	(407)	327
Prepaid expenses and other current assets	24	53
Accounts payable	(132)	21
Employee compensation	(928)	46
Deferred income	136	(36)
Warranty reserve	(60)	(8)
Other current liabilities and accrued expenses	(108)	84
Net cash (used in) provided by operating activities	(789)	76

Cash flows from investing activities:
Sales (purchases) of investments	2,476	(3,436)
Purchases of property and equipment and intangible assets	(427)	(251)
Net cash provided by (used in) investing activities	2,049	(3,687)

Cash flows used in financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	18
Proceeds from the exercise of stock options	48	7
Repurchase of common stock	(148)	(299)
Repurchase of common stock upon vesting of restricted stock grants	(39)	(60)
Net cash used in financing activities	(119)	(334)

Net increase (decrease) in cash and cash equivalents	1,141	(3,945)

Cash and cash equivalents at beginning of period	6,943	11,219

Cash and cash equivalents at end of period	$8,084	$7,274

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